Exhibit 4.1
Description of the Registrant’s Securities Registered
Under Section 12 of the Exchange Act of 1934
DESCRIPTION OF COMMON STOCK
The following summary of the material terms of the common stock of Universal Corporation (“Universal,” “we,” or “our”) does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (“Articles”) and Amended and Restated Bylaws (“Bylaws”), each of which is incorporated herein by reference and attached as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For a more complete understanding of our Common Stock, we encourage you to read carefully our Articles and Bylaws, each as may be amended, and the applicable provisions of the laws of the Commonwealth of Virginia.
General
We are authorized to issue up to 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, without par value (“Common Stock”), and 5,000,000 shares of additional preferred stock, without par value (“Additional Preferred Stock”), (i) 500,000 shares of which are reserved for Series A Junior Participating Preferred Stock, without par value, and (ii) 220,000 shares of which were reserved for Series B 6.75% Convertible Perpetual Preferred Stock, without par value. No Series A Junior Participating Preferred Stock has been issued. In 2006, 220,000 shares of Series B 6.75% Convertible Perpetual Preferred Stock were issued under this authorization, and none are outstanding.
Under our Articles, the board of directors, without shareholder approval, is authorized to issue shares of Additional Preferred Stock in one or more series. The creation and issuance of any series of Additional Preferred Stock and the relative rights and preferences of any such series will be determined in the judgment of our board of directors. Factors that the board of directors would consider include our capital needs and then existing market conditions. Holders of our Common Stock will be subject to, and may be negatively affected by, the rights of any of our Additional Preferred Stock that may be issued in the future.
Terms
The holders of Common Stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of Additional Preferred Stock, the holders of Common Stock possess all voting power. Our Articles do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Additional Preferred Stock created by the board of directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available for dividends. Upon our liquidation, holders of our Common Stock are entitled to receive pro rata all of our assets available for distribution to such holders.
Preemptive Rights
No holder of any share of Common Stock or Additional Preferred Stock has any preemptive right to subscribe to any of our securities.
Listing
Our Common Stock is listed on the New York Stock Exchange under the symbol “UVV”.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions.
Director Duties under Virginia Law
The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the Virginia Stock Corporation Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.
Certain Provisions of Our Articles and Bylaws
Our Articles and Bylaws contain provisions that may have the effect of delaying or preventing a change in control of us. Our Articles provide:
•for division of the board of directors into three classes, with one class elected each year to serve a three-year term;

•that directors may be removed only for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote;
•that a vacancy on the board shall be filled by the remaining directors; and
•that the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote is required to amend, alter, change, or repeal the foregoing provisions.

Our Bylaws require advance notification for a shareholder to bring business before a shareholders’ meeting or to nominate a person for election as a director. Our Bylaws provide that, subject to the rights of holders of any series of Additional Preferred Stock, special meetings of shareholders may be called only by the Chairman of the Board, the President or by order of the Board of Directors. Special meetings of the shareholders may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the board of directors.
Our Articles contain an “affiliated transaction provision.” The affiliated transaction provision provides that, in the event that holders of Common Stock are entitled to vote on certain transactions, a supermajority of at least 80% of all the votes that the holders of our outstanding Common Stock are entitled to cast shall be required for the approval of such transactions. Such supermajority approval would be required for:
•a merger or consolidation with any Person (as defined below) or on a proposal that we sell, lease or exchange substantially all of our assets and property to or with any Person or that any Person sell, lease or exchange substantially all of its assets and property to or with us, and such Person owns or controls, directly or indirectly, our Common Stock representing ten percent (10%) or more of our voting power at the record date for determining shareholders entitled to vote (such Person, an “Interested Shareholder”); or
•any reclassification of securities, recapitalization or other transaction (except redemptions permitted by the terms of the security redeemed or repurchases of the securities for cancellation or our treasury) designed to decrease the number of holders of our Common Stock remaining after any Person has acquired ten percent (10%) of our Common Stock.

For the purpose hereof, a “Person” means any corporation, partnership, association, trust (other than any trust holding stock of our employees pursuant to any stock purchase, ownership or employee benefit plan of the Corporation), business entity, estate or individual or any Affiliate (as defined below) of any of the foregoing. An “Affiliate” means any corporation, partnership, association, trust, business entity, estate or individual who, directly or indirectly, through one or more intermediaries, controls (as defined below), or is controlled by, or is under common control with, a Person. “Control” shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. However, the supermajority approval requirement does not apply to any transaction that is approved by the board of directors prior to the time that the Interested Shareholder becomes an Interested Shareholder.
The shares of Common Stock and Additional Preferred Stock authorized by our Articles provide the board of directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the board of directors to deter future attempts to gain control of us. The board of directors has sole authority to determine the terms of any series of the Additional Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Additional Preferred Stock, the board of directors has the power to issue a series of Additional Preferred Stock to persons friendly to management. Such an issuance could be used by the board of directors in an attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of us.
The foregoing provisions of our Articles and Bylaws are intended to prevent inequitable shareholder treatment in a two-tier takeover. These provisions are also intended to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the board of directors without the support of the incumbent board of directors, even if such a change were desired by or would be beneficial to a majority of our shareholders. As a result, such provisions may have the effect of discouraging certain unsolicited offers for our capital stock.
Limitations of Liability and Indemnification Matters
Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a defendant or respondent in any action, suit, or proceeding by reason of the fact that he or she is, or was, a director or officer of such corporation if the director or officer meets certain conditions of conduct. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law, including insider trading or market manipulation.

Article VIII of the Articles provides for mandatory indemnification of any director or officer of the Company who is, was or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all liabilities and expenses incurred in the proceeding. However, the director or officer will not be indemnified for such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law.
Article IX of the Articles provide that in every instance permitted under the Virginia Stock Corporation Act in effect from time to time, a director or officer will be protected from liability to the Company or its shareholders for any monetary damages.
We maintain a standard policy of officers’ and directors’ liability insurance.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling Universal pursuant to the foregoing provisions, Universal has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
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